Exhibit 99.1

FOR IMMEDIATE RELEASE

MISYS PLC

STATEMENT RE: COMMITMENTS FOR US$325 MILLION IN FINANCING

AND THE ALLSCRIPTS MERGER

THE CONSIDERATION FOR THE ALLSCRIPTS TRANSACTION IS NOW IN PLACE

London, (29 September 2008) – Misys plc (FTSE: MSY) Further to the announcement dated 16 September 2008, Misys announces that it has signed definitive agreements for US$325 million of financing to fund a portion of the consideration for the proposed merger of Misys Healthcare Systems, LLC (“MHS”) with a subsidiary of Allscripts Healthcare Solutions, Inc. (“Allscripts”) and to replace its existing revolving credit facility.

The Company also confirms that the US$150 million of proceeds from the equity offering in March 2008, which was underwritten by ValueAct Capital, the Company’s largest shareholder, was unaffected by the Lehman Brothers bankruptcy.

The Company reports that it now has sufficient funding commitments in place to finance the proposed merger transaction.

The new financing will be provided by two sources: a US$150 million revolving credit facility will be provided for a term of 18 months by a lending group comprising HSBC Bank plc, the Governor and Company of the Bank of Ireland, and The Royal Bank of Scotland plc; and the remaining US$175 million financing will be provided by ValueAct Capital under a subordinated credit facility for a term of 20 months. The proposed merger is now expected to be earnings accretive in the second full financial year before amortisation of acquired intangibles, exceptional costs and purchase accounting adjustments.

Both financing facilities will remain committed for at least eighteen months, and the Company may prepay these loans at any time without penalty. The Company has already initiated a process to refinance these debt facilities.

A letter will be sent to shareholders today containing certain information, including details of the new financing, that is supplementary to that contained in the Circular dated 3 September 2008 in connection with the proposed merger of Misys Healthcare Systems, LLC and a subsidiary of Allscripts Healthcare Solutions, Inc. and related transactions. The letter requests shareholders to approve the Transaction at the Company’s forthcoming adjourned EGM to be held at 11 am on 6 October 2008 at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD.

ENDS

MEDIA INQUIRIES	ANALYST / INVESTOR INQUIRIES
Carl Gibson	John Kiernan
T: +44 (0) 20 3320 5526	T: + 44 (0) 20 3320 5596
T: +1 917 804 0910	T: + 1 914 821 2606
M: +44 (0) 782 523 6473	M: + 1 646 233 9954
Email: carl.gibson@misys.com	Email: john.kiernan@misys.com

About Misys plc

Misys plc (FTSE: MSY.L), provides integrated, comprehensive solutions that deliver significant results to organisations in the financial services and healthcare industries. We maximise value for our customers by combining our deep knowledge of their business with our commitment to their success.

In banking and treasury & capital markets, Misys is a market leader, with over 1,200 customers, including all of the world’s top 50 banks. In healthcare, Misys is a market leader, serving more than 110,000 physicians in 18,000 practice locations and 600 home care providers. Misys employs around 4,500 people who serve customers in more than 120 countries.

We aspire to be the world’s best application software and services company, delivering results for the most important industries in the world.

Misys: Experience, Solutions, Results

Contact us today, visit: www.misys.com